UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2006

U.S. HOME SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-18291	75-2922239
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

405 State Highway 121 Bypass, Building A, Suite 250 Lewisville, Texas	75067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 488-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events

U.S. Home Systems, Inc. (the “Company”) and The Home Depot® have agreed to add new markets in Atlanta, Southern Florida, New Jersey, Pennsylvania, Maryland, Virginia, Washington, D.C., Massachusetts, New Hampshire and Illinois, in which the Company will offer its kitchen refacing installation services to The Home Depot customers. This expansion will increase by approximately 413 the number of stores in which the Company’s kitchen refacing installation services are available to The Home Depot customers.

The Company currently markets its kitchen refacing products and installation services under the Century 21 Home Improvements brand and its own brand, Facelifters, through six sales and installation centers regionally located in all of the new markets, except Atlanta and Southern Florida. The Company intends to transition its six sales and installation centers to service The Home Depot customers. Additionally, the Company will open sales and installation centers in Atlanta and Southern Florida to service The Home Depot customers in these markets. Management expects to complete the transition of the six service centers and the opening of the two additional centers within 60 days.

As previously reported, the Company is currently engaged in rolling out its kitchen and bathroom refacing products and installation services in certain The Home Depot markets in New York, Connecticut, Northern Florida, North Carolina, Kentucky, Indiana and Missouri, which include approximately 350 The Home Depot stores. Management expects the rollout in these markets to be completed by the third quarter of 2006. Once this rollout and our transition into the new markets is completed, our kitchen refacing installation services will be available in more than 1,300 The Home Depot stores, with approximately 615 of those stores also offering our bathroom refacing installation services. When this expansion is completed, we expect to be the principal provider of kitchen refacing installation services for The Home Depot.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on the 9th day of March, 2006 on its behalf by the undersigned, thereto duly authorized.

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross
Murray H. Gross
President and Chief Executive Officer